FOR IMMEDIATE RELEASE

Wingstop Inc. Reports Fiscal First Quarter 2023 Financial Results
20.1% Domestic Same Store Sales Growth
Digital Sales Mix Achieved Record Level of 65.2%

Dallas, May 3, 2023 - (PR NEWSWIRE) - Wingstop Inc. (NASDAQ: WING) today announced financial results for the fiscal first quarter ended April 1, 2023.

Highlights for the fiscal first quarter 2023 compared to the fiscal first quarter 2022:

▪System-wide sales increased 30.4% to $821.6 million
▪37 net new openings in the fiscal first quarter 2023, resulting in an increase in unit count of 11.4%
▪Domestic same store sales increased 20.1%
▪Domestic restaurant AUVs increased to $1.7 million
▪Digital sales increased to 65.2%
▪Total revenue increased 42.7% to $108.7 million
▪Net income increased 80.6% to $15.7 million, or $0.52 per diluted share, compared to net income of $8.7 million, or $0.29 per diluted share in the prior fiscal first quarter. Adjusted net income and adjusted earnings per diluted share, both non-GAAP measures, increased 81.1% to $17.8 million, or $0.59 per diluted share, compared to $9.8 million, or $0.33 per diluted share in the prior fiscal first quarter.
▪Adjusted EBITDA, a non-GAAP measure, increased 59.8% to $34.6 million, compared to adjusted EBITDA of $21.6 million in the prior fiscal first quarter

Adjusted EBITDA, adjusted net income, and adjusted earnings per diluted share are non-GAAP measures. Reconciliations of adjusted EBITDA, adjusted net income, and adjusted earnings per diluted share to the most directly comparable financial measure presented in accordance with accounting principles generally accepted in the United States ("GAAP") are set forth in the schedule accompanying this release. See “Non-GAAP Financial Measures.”

“Our strong first quarter results reflect the continued momentum and strength of the Wingstop brand as we delivered 20.1% domestic same store sales growth, driven by transaction growth,” said Michael Skipworth, President and Chief Executive Officer. “With this underlying strength, we believe that our strategies we are executing against can deliver our 20th consecutive year of same store sales growth and another record year of unit growth for Wingstop.”

Key operating metrics for the fiscal first quarter 2023 compared to the fiscal first quarter 2022:

	Thirteen Weeks Ended
	April 1, 2023	March 26, 2022
Number of system-wide restaurants open at end of period	1,996	1,791
Number of domestic franchise restaurants open at end of period	1,710	1,551
Number of international franchise restaurants open at end of period	243	203
System-wide sales (in millions)	$822	$630
Domestic AUV (in thousands)	$1,662	$1,602
Domestic same store sales growth	20.1%	1.2%
Company-owned domestic same store sales growth	10.3%	2.1%
Net income (in thousands)	$15,669	$8,676
Adjusted net income (in thousands)	$17,771	$9,815
Adjusted EBITDA (in thousands)	$34,584	$21,645

Fiscal first quarter 2023 financial results

Total revenue for the fiscal first quarter 2023 increased to $108.7 million from $76.2 million in the fiscal first quarter last year. Royalty revenue, franchise fees and other increased $13.1 million primarily due to domestic same store sales growth of 20.1% and 199 net franchise restaurant openings since March 26, 2022. Advertising fees increased $14.9 million due to an increase in the national advertising fund contribution rate to 5% from 4% effective the first day of the fiscal second quarter 2022, and a 30.4% increase in system-wide sales in the fiscal first quarter 2023. Company-owned restaurant sales increased $4.5 million due to an increase of $2.9 million related to the addition of six net new company-owned restaurants since the prior fiscal first quarter, as well as a 10.3% increase in company-owned same store sales driven by an increase in transactions.
Cost of sales increased to $16.7 million from $15.7 million in the fiscal first quarter of the prior year. As a percentage of company-owned restaurant sales, cost of sales decreased to 72.4% from 84.3% in the prior year comparable period. The decrease was primarily driven by food, beverage and packaging costs benefiting from a 52.8% decrease in the cost of bone-in chicken wings as compared to the prior fiscal first quarter.

Selling, general & administrative (“SG&A”) increased $5.6 million to $23.6 million from $18.1 million in the fiscal first quarter of the prior year. The increase in SG&A was due to an increase of $2.8 million related to consulting fees associated with the Company’s strategic initiatives, a $1.6 million increase in incentive compensation and performance-based stock compensation expense recognized related to the Company’s performance, and a $0.6 million increase in headcount related expenses to support the growth in our business.

Interest expense, net was $4.6 million in the fiscal first quarter of 2023, an increase of approximately $0.4 million, or 9.1%, compared to $4.2 million in the fiscal first quarter of the prior year. The increase was due to an additional $1.8 million in interest expense relating to the securitized financing transaction completed on March 9, 2022, which increased our outstanding debt by $250 million. This was partially offset by an increase of $1.4 million in interest income earned on our cash balances during the thirteen weeks ended April 1, 2023.
Financial Outlook
Based on fiscal first quarter results, the Company is providing updated guidance for 2023, which is a 52-week fiscal year:
•High-single digit domestic same store sales growth;
•SG&A of between $85.5 - $87.5 million, which includes $2.8 million in consulting projects to support the Company’s strategic initiatives, previously $82.0 - $84.0 million; and

•Stock-based compensation expense of approximately $12.0 - $13.0 million, previously $11.5 - $12.5 million.
Additionally, the Company is reiterating the following guidance for 2023:
•Approximately 240 global net new units; and
•Depreciation and amortization of between $14.0 - $15.0 million.
Restaurant Development
As of April 1, 2023, there were 1,996 Wingstop restaurants system-wide. This included 1,753 restaurants in the United States, of which 1,710 were franchised restaurants and 43 were company-owned, and 243 franchised restaurants were in international markets. During the fiscal first quarter 2023, there were 37 net system-wide Wingstop restaurant openings.

Quarterly Dividend

In recognition of the Company’s strong cash flow generation and our commitment to returning value to stockholders, on May 2, 2023, our board of directors authorized and declared a quarterly dividend of $0.19 per share of common stock, resulting in a total dividend of approximately $5.7 million. This dividend will be paid on June 9, 2023 to stockholders of record as of May 19, 2023.

The following definitions apply to these terms as used in this release:

Domestic average unit volume (“AUV”) consists of the average annual sales of all restaurants that have been open for a trailing 52-week period or longer. This measure is calculated by dividing sales during the applicable period for all restaurants being measured by the number of restaurants being measured. Domestic AUV includes revenue from both company-owned and franchised restaurants. Domestic AUV allows management to assess our domestic company-owned and franchised restaurant economics. Changes in domestic AUV are primarily driven by increases in same store sales and are also influenced by opening new restaurants.

Domestic same store sales reflects the change in year-over-year sales for the same store restaurant base. We define the same store restaurant base to include those restaurants open for at least 52 full weeks. This measure highlights the performance of existing restaurants, while excluding the impact of new restaurant openings and permanent closures. We review same store sales for domestic company-owned restaurants as well as system-wide domestic restaurants. Domestic same store sales growth is driven by increases in transactions and average transaction size. Transaction size increases are driven by price increases or favorable mix shift from either an increase in items purchased or shifts into higher priced items.

System-wide sales represents net sales for all of our company-owned and franchised restaurants, as reported by franchisees. This measure allows management to better assess changes in our royalty revenue, our overall store performance, the health of our brand and the strength of our market position relative to competitors. Our system-wide sales growth is driven by new restaurant openings as well as increases in same store sales.

Adjusted EBITDA is defined as net income before interest expense, net, income tax expense (benefit), and depreciation and amortization (EBITDA), further adjusted for losses on debt extinguishment and financing transactions, transaction costs, costs and fees associated with investments in our strategic initiatives, and stock-based compensation expense. Beginning in the first quarter of 2023, gains and losses on disposal of assets are no longer presented as an adjustment to EBITDA, in our calculation of Adjusted EBITDA. Prior period amounts have been excluded from EBITDA adjustments to conform to the current presentation.

Adjusted net income is defined as net income adjusted for losses on debt extinguishment and financing transactions, transaction costs, costs and fees associated with investments in our strategic initiatives, and related tax adjustments that management believes are not indicative of the Company’s core operating results or business outlook over the long-term.

Adjusted earnings per diluted share is defined as adjusted net income divided by weighted average diluted share count.

We caution investors that amounts presented in accordance with our definitions above may not be comparable to similar measures disclosed by our competitors because not all companies and analysts calculate certain non-GAAP measurements in the same manner.

Conference Call and Webcast

The Company will host a conference call today to discuss the fiscal first quarter 2023 financial results at 10:00 AM Eastern Time. The conference call can be joined telephonically by dialing 1-877-259-5243 or 1-412-317-5176 (international) and asking for the Wingstop conference call. A replay will be available two hours after the call and can be accessed by dialing 1-877-344-7529 or 1-412-317-0088 (international) and entering the passcode 5855268. The replay will be available through Wednesday, May 10, 2023.

The conference call will also be webcast live and later archived on the investor relations section of Wingstop’s corporate website at ir.wingstop.com under the ‘News & Events’ section.

About Wingstop

Founded in 1994 and headquartered in Dallas, TX, Wingstop Inc. (NASDAQ: WING) operates and franchises more than 1,950 locations worldwide. The Wing Experts are dedicated to Serving the World Flavor through an unparalleled guest experience and use of a best-in-class technology platform, all while offering classic and boneless wings, tenders, and chicken sandwiches, always cooked to order and hand sauced-and-tossed in fans’ choice of 11 bold, distinctive flavors. Wingstop’s menu also features signature sides including fresh-cut, seasoned fries and freshly-made ranch and bleu cheese dips.

In fiscal year 2022, Wingstop’s system-wide sales increased 16.8% to approximately $2.7 billion, marking the 19th consecutive year of same store sales growth. With a vision of becoming a Top 10 Global Restaurant Brand, our system is comprised of independent franchisees, or brand partners, who account for approximately 98% of Wingstop’s total restaurant count of 1,996 as of April 1, 2023.

A key to this business success and consumer fandom stems from The Wingstop Way, which includes a core value system of being Authentic, Entrepreneurial, Service-minded, and Fun. The Wingstop Way extends to the brand’s environmental, social and governance platform as Wingstop seeks to provide value to all stakeholders.

Rounding out a strong year in 2022, the Company made Technomic 500’s “Fastest Growing Franchise” list, was ranked #16 on Entrepreneur Magazine’s “Franchise 500,” won Fast Casual’s Excellence in Food Safety award, and was named to Fast Company’s “The World’s Most Innovative Companies” list ranking #4 in the dining category.

For more information visit www.wingstop.com or www.wingstop.com/own-a-wingstop and follow @Wingstop on Twitter, Instagram, Facebook, and TikTok. Learn more about Wingstop’s involvement in its local communities at www.wingstopcharities.org.
Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use non-GAAP financial measures, including those indicated above. By providing non-GAAP financial measures, together with a reconciliation to the most comparable GAAP measure, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. These measures are not intended to be considered in isolation or as substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP. The non-GAAP measures used in this press release may be different from the measures used by other companies. A reconciliation of each measure to the most directly comparable GAAP measure is available in this news release. In addition, the Current Report on Form 8-K furnished to the Securities and Exchange Commission (the “SEC”) concurrent with the issuance of this press release includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.

Forward-looking Statements

This news release includes statements of our expectations, intentions, plans and beliefs that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to come within the safe harbor protection provided by those sections. These statements, which involve risks and uncertainties, relate to the discussion of our business strategies and our expectations concerning future operations, margins, profitability, trends, liquidity and capital resources and to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “may,” “will,” “should,” “expect,” “intend,” “plan,” “outlook,” “guidance,” “anticipate,” “believe,” “think,” “estimate,” “seek,” “predict,” “can,” “could,” “project,” “potential” or, in each case, their negative or other variations or comparable terminology, although not all forward-looking statements are accompanied by such terms. Examples of forward-looking statements in this news release include, but are not limited to, our 2023 fiscal year outlook for domestic same store sales growth, SG&A expense, stock-based compensation expense, depreciation and amortization, and unit growth. These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties, risks, and factors relating to our operations and business environments, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by these forward-looking statements. Please refer to the risk factors discussed in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which can be found at the SEC’s website www.sec.gov. The discussion of these risks is specifically incorporated by reference into this news release.

When considering forward-looking statements in this news release or that we make in other reports or statements, you should keep in mind the cautionary statements in this news release and future reports we file with the SEC. New risks and uncertainties arise from time to time, and we cannot predict when they may arise or how they may affect us. Any forward-looking statement in this news release speaks only as of the date on which it was made. Except as required by law, we assume no obligation to update or revise any forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

Media Contact
Maddie Lupori
Media@wingstop.com

Investor Contact
Ashley Firlan
IR@wingstop.com

WINGSTOP INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(amounts in thousands, except share and per share data)

	April 1, 2023	December 31, 2022
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$196,198	$184,496
Restricted cash	13,281	13,296
Accounts receivable, net	10,137	9,461
Prepaid expenses and other current assets	3,061	4,252
Advertising fund assets, restricted	26,725	15,167
Total current assets	249,402	226,672
Property and equipment, net	71,518	66,851
Goodwill	62,514	62,514
Trademarks	32,700	32,700
Customer relationships, net	8,696	9,015
Other non-current assets	26,467	26,438
Total assets	$451,297	$424,190
Liabilities and stockholders' deficit
Current liabilities
Accounts payable	$6,848	$5,219
Other current liabilities	38,438	34,726
Current portion of debt	7,300	7,300
Advertising fund liabilities	26,725	15,167
Total current liabilities	79,311	62,412
Long-term debt, net	705,483	706,846
Deferred revenues, net of current	27,667	27,052
Deferred income tax liabilities, net	3,380	4,180
Other non-current liabilities	15,246	14,561
Total liabilities	831,087	815,051
Commitments and contingencies
Stockholders' deficit
Common stock, $0.01 par value; 100,000,000 shares authorized; 29,968,872 and 29,932,668 shares issued and outstanding as of April 1, 2023 and December 31, 2022, respectively	300	300
Additional paid-in-capital	809	2,797
Retained deficit	(380,409)	(393,321)
Accumulated other comprehensive loss	(490)	(637)
Total stockholders' deficit	(379,790)	(390,861)
Total liabilities and stockholders' deficit	$451,297	$424,190

WINGSTOP INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(amounts in thousands, except per share data)

	Thirteen Weeks Ended
	April 1, 2023	March 26, 2022
	(Unaudited)	(Unaudited)
Revenue:
Royalty revenue, franchise fees and other	$48,188	$35,070
Advertising fees	37,463	22,539
Company-owned restaurant sales	23,070	18,596
Total revenue	108,721	76,205
Costs and expenses:
Cost of sales (1)	16,695	15,674
Advertising expenses	39,643	23,167
Selling, general and administrative	23,645	18,086
Depreciation and amortization	2,989	2,227
Loss on disposal of assets	77	444
Total costs and expenses	83,049	59,598
Operating income	25,672	16,607
Interest expense, net	4,573	4,192
Loss on debt extinguishment	—	814
Other expense	188	65
Income before income tax expense	20,911	11,536
Income tax expense	5,242	2,860
Net income	$15,669	$8,676

Earnings per share
Basic	$0.52	$0.29
Diluted	$0.52	$0.29

Weighted average shares outstanding
Basic	29,947	29,851
Diluted	30,031	29,974

Dividends per share	$0.19	$4.17

(1) Cost of sales includes all operating expenses of company-owned restaurants, including advertising expenses, and excludes depreciation and amortization, which are presented separately.

WINGSTOP INC. AND SUBSIDIARIES
Unaudited Supplemental Information
Cost of Sales Margin Analysis
(amounts in thousands)

	Thirteen Weeks Ended
	April 1, 2023		March 26, 2022
	In dollars	As a % of company-owned restaurant sales	In dollars	As a % of company-owned restaurant sales
Cost of sales:
Food, beverage and packaging costs	$7,486	32.4%	$7,967	42.8%
Labor costs	5,517	23.9%	4,807	25.8%
Other restaurant operating expenses	4,226	18.3%	3,307	17.8%
Vendor rebates	(534)	(2.3)%	(407)	(2.2)%
Total cost of sales	16,695	72.4%	15,674	84.3%

WINGSTOP INC. AND SUBSIDIARIES
Unaudited Supplemental Information
Restaurant Count

	Thirteen Weeks Ended
	April 1, 2023	March 26, 2022
Domestic Franchised Activity:
Beginning of period	1,678	1,498
Openings	32	56
Closures	—	(3)
Restaurants end of period	1,710	1,551

Domestic Company-Owned Activity:
Beginning of period	43	36
Openings	—	1
Closures	—	—
Restaurants end of period	43	37

Total Domestic Restaurants	1,753	1,588

International Franchised Activity:
Beginning of period	238	197
Openings	8	7
Closures	(3)	(1)
Restaurants end of period	243	203

Total System-wide Restaurants	1,996	1,791

WINGSTOP INC. AND SUBSIDIARIES
Non-GAAP Financial Measures - EBITDA and Adjusted EBITDA
(Unaudited)
(amounts in thousands)

	Thirteen Weeks Ended
	April 1, 2023	March 26, 2022
Net income	$15,669	$8,676
Interest expense, net	4,573	4,192
Income tax expense	5,242	2,860
Depreciation and amortization	2,989	2,227
EBITDA	$28,473	$17,955
Additional adjustments:
Loss on debt extinguishment and financing transactions (a)	—	1,124
Consulting fees (b)	2,766	375
Stock-based compensation expense (c)	3,345	2,191
Adjusted EBITDA	$34,584	$21,645

(a)     Represents costs and expenses related to our 2022 securitized financing facility and payment of a special dividend, as well as the extinguishment of our 2020 variable funding note facility; all transaction costs are included in Loss on debt extinguishment and financing transactions during the year ended March 26, 2022, with the exception of $310,000 that is included in Selling, general and administrative on the Consolidated Statements of Operations.
(b)     Represents costs and expenses related to consulting projects to support the Company's strategic initiatives, which are included in Selling, general and administrative on the Consolidated Statements of Operations.
(c)     Includes non-cash, stock-based compensation.

WINGSTOP INC. AND SUBSIDIARIES
Non-GAAP Financial Measures - Adjusted Net Income and Adjusted EPS
(Unaudited)
(amounts in thousands, except per share data)

	Thirteen Weeks Ended
	April 1, 2023	March 26, 2022
Numerator:
Net income	$15,669	$8,676
Adjustments:
Loss on debt extinguishment and financing transactions (a)	—	1,124
Consulting fees (b)	2,766	375
Tax effect of adjustments (c)	(664)	(360)
Adjusted net income	$17,771	$9,815

Denominator:
Weighted-average shares outstanding - diluted	30,031	29,974

Adjusted earnings per diluted share	$0.59	$0.33

(a)Represents costs and expenses related to our 2022 securitized financing facility and payment of a special dividend, as well as the extinguishment of our 2020 variable funding note facility; all transaction costs are included in Loss on debt extinguishment during the thirteen weeks ended March 26, 2022, with the exception of $310,000 during the fiscal year that is included in Selling, general and administrative on the Consolidated Statements of Operations.
(b)Represents costs and expenses related to consulting projects to support the Company's strategic initiatives, which are included in Selling, general and administrative on the Consolidated Statements of Operations.
(c)Represents the tax effect of the aforementioned adjustments to reflect corporate income taxes at an assumed effective tax rate of 24% for the periods ended April 1, 2023 and March 26, 2022, which includes provisions for U.S. federal income taxes, and assumes the respective statutory rates for applicable state and local jurisdictions.